Exhibit 10.3.2.0

Execution Version
_________________________

SECOND AMENDED AND RESTATED
SHAREHOLDERS’ AGREEMENT

by and among

WYNN RESORTS (MACAU), LIMITED,

WYNN RESORTS INTERNATIONAL, LTD.,

CHEN CHIH LING LINDA

and

WYNN RESORTS (MACAU) S.A.

_________________________

as of 14 January 2016

TABLE OF CONTENTS

PAGE NO.

Parties	1

Recitals	1

ARTICLE 1 DEFINITIONS AND REFERENCES	3
1.1 Definitions	3
1.2 References	7
ARTICLE 2 MANAGEMENT OF THE COMPANY	7
2.1 Charter Documents	7
2.2 Business of the Company	8
2.3 Composition of the Board	8
2.4 Meetings of the Board	8
2.5 The Executive Director	9
2.6 Meetings of the Shareholders	9
ARTICLE 3 SHARES	9
3.1 Capital of the Company	9
3.2 Class A Shares	10
3.3 Class B Shares	10
3.4 Class C Shares	10
ARTICLE 4 [not used]	11
ARTICLE 5 TRANSFERS OF SHARES	11
5.1 Restrictions on Transfer of Class A Shares	11
5.2 Purchase of Class A Shares	11
5.3 Legends on Share Certificates; Safekeeping of Share Certificates	12
ARTICLE 6 REPRESENTATIONS, WARRANTIES, AND COVENANTS	13
6.1 Representations and Warranties of the Shareholders	13
6.2 Representations and Warranties of the Company	14
6.3 Covenants of Chen	15
ARTICLE 7 TERM AND TERMINATION	15
7.1 Term	16
7.2 Events of Default	16
7.3 Remedies Upon Events of Default	16
7.4 Manner of Exercise	17
7.5 Closing	17
7.6 Enforcement of Rights	17
ARTICLE 8 INDEMNIFICATION	17
8.1 Indemnification by the Shareholders	17
8.2 Indemnification by the Company	18
8.3 Claims for Indemnification	18
8.4 Defense by Indemnifying Party	18
8.5 Manner of Indemnification	19
ARTICLE 9 [not used]	19

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ARTICLE 10 MISCELLANEOUS	19
10.1 Notices	21
10.2 Assignment	21
10.3 Successors and Permitted Transferees	21
10.4 Governing Law	21
10.5 Modifications, Amendments, and Waivers	21
10.6 Not for Benefit of Creditors	21
10.7 Time of Essence	22
10.8 Severability	22
10.9 Survival	22
10.10 Specific performance	22
10.11 Entire Agreement	22
10.12 Counterparts	22

EXHIBITS

A	‑ Executive Director’s Role

B	‑ Option Agreement

C	‑ Shareholder’s Declaration

ii

SECOND AMENDED AND RESTATED
SHAREHOLDERS’ AGREEMENT

THIS SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT is made and entered into as of 14 January 2016 and intended to be effective as of October 1, 2015, by and among CHEN CHIH LING LINDA, WYNN RESORTS INTERNATIONAL, LTD., WYNN RESORTS (MACAU), LIMITED and WYNN RESORTS (MACAU) S.A.

R E C I T A L S:

A.    The Company, Wynn International, Wynn Hong Kong and Mr. Wong Chi Seng (“Wong”) were parties to a certain “Amended and Restated Shareholders Agreement” dated as of September 16, 2004, in respect of share ownership interests in the Company.

B. Pursuant to a share transfer or endorsement instrument, Wong has transferred the entirety of his Class A Shares, including all rights associated therewith, to Chen, and the Company, Wynn International and Wynn Hong Kong have consented to such transfer.

C.    As a result of such transfer, Chen became the registered and beneficial owner of Twenty Thousand Ten (20,010) Class A Shares, which Shares represent (a) Ten Percent (10%) of the authorized voting power of the Company, (b) a nominal right to receive a Class A Annual Dividend of up to One Macau Pataca (MOP1) per year from the Company and (c) a nominal right to receive a Class A Capital Distribution of up to One Macau Pataca (MOP1) upon the liquidation of the Company or amortization of the Class A Shares.

D.     Wynn Hong Kong remains the registered and beneficial owner of One Hundred Two Thousand Fifty‑One (102,051) Class B Shares, which Shares represent Fifty‑One Percent (51%) of the authorized voting power in, capital of, and rights to receive dividends and other distributions from, the Company, after payment of the Class A Annual Dividend and (if applicable) the Class A Capital Distribution in respect of the Class A Shares.

E.    Wynn International remains the registered and beneficial owner of Seventy‑Eight Thousand Thirty‑Nine (78,039) Class C Shares, which Shares represent (a) Thirty‑Nine Percent (39%) of the authorized voting power in, and capital of, the Company, and (b) Forty‑Nine Percent (49%) of the rights to receive dividends and other distributions from the Company, after payment of the Class A Annual Dividend and (if applicable) the Class A Capital Distribution in respect of the Class A Shares.

F.    The Shareholders wish to record their understandings regarding certain aspects of the management of the Company and the structure of their respective investments in the Company and to provide for future dealings in the Class A Shares and any interests therein by signing this “Second Amended and Restated Shareholders’ Agreement”.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND REFERENCES

1.1    Definitions.

For purposes of this Agreement, the following capitalized terms have the following respective meanings:

“Affiliate” of a Person means any Person that, directly or indirectly, through one (1) or more intermediaries, owns, is owned by or is under common ownership with such first Person. For the purpose of determining ownership of any Person other than an individual, an individual shall be considered as owning any voting securities or other beneficial interests owned by members of such individual’s parents, spouse, lineal descendants and siblings, if any (including, without limitation, any individual related by or through legal adoption), or a trust for the exclusive benefit of any of the foregoing.

“Agreement” means this Second Amended and Restated Shareholders’ Agreement by and among the Parties.

“Articles” means the Articles of Association of the Company dated as of September 10, 2004.

“Board” means the Board of Directors of the Company.

“Business Day” means a day on which banks are open for business in the MSAR, Las Vegas, Nevada, and New York.

“Chairman” means the Chairman of the Board of Directors of the Company, as appointed pursuant to Section 2.3.

“Charter Documents” means the articles of association and other organizational and governing documents of a Person that is a company or corporation.

“Chen” means Chen Chih Ling Linda, an individual.

“Class A Annual Dividend” has the meaning ascribed to that term in Section 3.1.

“Class A Capital Distribution” has the meaning ascribed to that term in Section 3.1.

“Class A Shares” means (a) the Twenty Thousand Ten (20,010) Class A Shares of the Company’s Class A voting stock of One Thousand Macau Patacas (MOP1,000) par value each that are designated for ownership by the Executive Director, and which currently are or contemporaneously with the execution of this Agreement will be registered in the name of, and beneficially owned by, Chen, and (b) any other Shares owned at any time by any Executive Director.

“Class B Shares” means the One Hundred Two Thousand Fifty‑One (102,051) Shares of the Company’s Class B voting stock of One Thousand Macau Patacas (MOP1,000) par value each, which currently are registered in the name of, and beneficially owned by, Wynn Hong Kong.

“Class C Shares” means the Seventy‑Eight Thousand Thirty‑Nine (78,039) Shares of the Company’s Class C voting stock of One Thousand Macau Patacas (MOP1,000) par value each, which currently are registered in the name of, and beneficially owned by, Wynn International.

“Company” means Wynn Resorts (Macau) S.A., a company limited by shares organized with limited liability and existing under the laws of the MSAR.

“Concession Contract” means the Concession Contract to Conduct Casino Games of Chance and Games of Other Forms by and between the MSAR Government and the Company dated June 24, 2002.

“Defaulting Shareholder” has the meaning ascribed to that term in Section 7.3.

“Default Price” has the meaning ascribed to that term in Section 7.3.

“Director” means a member of the Board, including, but not limited to, the Executive Director and the Chairman.

“Directors” means more than one (1) Director.

“Dollars” and “$” means units of the lawful currency of the United States of America.

“Effective Date” means the date first set forth above in respect of which this Agreement is intended to take effect.

“Event of Default” means any of the events described in Section 7.2.

“Executive Director” has the meaning ascribed to that term in Section 2.5.

“FCPA” has the meaning ascribed to that term in Section 6.1(f).

“Gaming Authority” means those national, state, local, and other governmental, regulatory, and administrative authorities, agencies, boards, and officials responsible for or involved in the regulation of gaming or gaming activities or the interpretation or enforcement of Gaming Laws in any jurisdiction, including without limitation, within (a) the MSAR, specifically, the MSAR Gambling Inspection and Coordination Bureau and the MSAR Gaming Commission, (b) the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board, and (c) the Commonwealth of Massachusetts, specifically, the Massachusetts Gaming Commission, and with respect to each of the foregoing, any other applicable governmental authority, agency, board, body or officials.

“Gaming Laws” means those laws pursuant to which any Gaming Authority possesses regulatory, licensing, or permit authority over gaming within any jurisdiction, including without limitation, within (a) the MSAR, specifically, Law No. 16/2001, Administrative Regulations No. 26/2001 and any Concession Contract granting to the Company the concession to conduct casino games of chance and other games in the MSAR, (b) the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in Nevada Revised Statutes Chapter 463, the regulations of the Nevada Gaming Commission promulgated thereunder and the Clark County Code, and (c) the Commonwealth of Massachusetts, as any of the foregoing may be amended or replaced from time to time.

“Gaming Licenses” means all concessions, licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Gaming Authority necessary for or relating to the conduct of activities under any Gaming Laws.

“Gaming Problem” means, with respect to any Shareholder or any of its Affiliates, any circumstance such that such Shareholder’s participation in the Company or any of its Affiliates is deemed likely, in the sole and absolute discretion of the Company or Wynn International, to preclude or materially delay, impede or impair the ability of the Company, Wynn International, any Affiliate of either of them, or any business entity with respect to which the Company, Wynn International or such Affiliate holds a Gaming License, to obtain or retain any Gaming License, or to result in the imposition of disciplinary action, including, without limitation, materially burdensome terms and conditions on any Gaming License.

“Indemnified Party” means a Party entitled to be indemnified pursuant to Article 8.

“Indemnifying Party” means a Party required to indemnify an Indemnified Party pursuant to Article 8.

“Information” has the meaning ascribed to that term in Article 9.

“Macau Patacas” and “MOP” means units of the lawful currency of the MSAR.

“MSAR” means the Macau Special Administrative Region of the People’s Republic of China.

“Notice” has the meaning ascribed to that term in Section 10.1.

“Option Agreement” means the Option Agreement by and among Chen, Wynn International, and the Company, dated of even date herewith, a copy of which is attached as Exhibit B.

“Parties” means all of Chen, Wynn International, Wynn Hong Kong and the Company.

“Party” means any one (1) of the Parties.

“Person” means any individual, partnership, association, corporation, company, trust, governmental authority or other entity having a separate legal personality.

“Reference Rate” means the three (3)‑month, Dollar ($) London Interbank Offered Rate in effect from time to time (or such other rate as the relevant Parties shall agree if such rate shall not be in effect at any time).

“Securities Authority” means those national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and offices responsible for or involved in the regulation of securities, the offer, sale and trading of securities, and the administration or enforcement of laws relating to securities.

“Securities Problem” means, with respect to any Shareholder or any of such Shareholder’s Affiliates, any circumstances such that such Shareholder’s participation in the Company or any of its Affiliates is deemed likely, in the sole and absolute discretion of the Company or Wynn International, to preclude or materially delay, impede or impair the ability of the Company, Wynn International or any Affiliate of either of them to offer, sell or trade securities, or to result in the imposition of disciplinary action including, without limitation, materially burdensome terms and conditions on any such offer, sale, or trading of securities.

“Shareholder” means any one (1) of the Shareholders.

“Shareholders” means all of the holders of Shares.

“Share” means one of the Shares.

“Shares” means the Class A Shares, the Class B Shares, the Class C Shares and any other future equity interests in the Company.

“Transfer” has the meaning ascribed to that term in Section 5.1(a).

“Wynn Holdings” means Wynn Resorts (Macau) Holdings, Ltd., a private company limited by shares organized with limited liability and existing under the laws of the Isle of Man.

“Wynn Hong Kong” means Wynn Resorts (Macau), Limited, a private company limited by shares organized with limited liability and existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

“Wynn International” means Wynn Resorts International, Ltd., a private company limited by shares organized with limited liability and existing under the laws of the Isle of Man.

“Wynn Resorts” means Wynn Resorts, Limited, a corporation organized with limited liability and existing under the laws of the State of Nevada of the United States of America.

1.2    References.

(a)    Articles, Sections and Exhibits. Any reference in this Agreement to an Article, Section, or Exhibit is, unless otherwise stated, a reference to an Article, Section or Exhibit of or to this Agreement.

(b)    Headings. Headings set forth in this Agreement are for ease of reference only and shall not affect the construction of this Agreement.

(c)    References to Documents. References to this Agreement or any other agreement, instrument or document referred to in this Agreement shall be construed as references to this Agreement or, as the case may be, such other agreement, instrument or document, as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

(d)    Number. Words importing the singular include the plural and vice versa.

(e)    Gender. Words importing a gender include any gender or neuter.

(f)    Speech; Grammar. Other parts of speech and grammatical forms of a word or phrase defined in this Agreement have corresponding meanings.

(g)    Parties. Except as otherwise provided in this Agreement, a reference to a Party to this Agreement includes that Party’s permitted successors and permitted assigns.

(h)    Business Day. Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the immediately succeeding Business Day.

(i)    Preparation of Documents. No rule of construction shall apply to the disadvantage of a Party because that Party or its legal counsel was responsible for the preparation of this Agreement or any part of it.

ARTICLE 2
MANAGEMENT OF THE COMPANY

2.1    Charter Documents.

The Company shall operate pursuant to the terms of the Articles and this Agreement. To the extent that the terms of this Agreement conflict with the terms of the Articles, the terms of the Articles shall prevail. In all other cases, the terms of this Agreement shall prevail. Each Shareholder hereby agrees to vote all Shares and take all other actions necessary or appropriate to ensure that the Articles do not at any time conflict with the provisions of this

Agreement and shall not vote to approve (or consent to the approval of) any amendment to the Articles which would be inconsistent with or contrary to the intention of this Agreement.

2.2    Business of the Company.

The businesses to be conducted by the Company and its Affiliates shall be as follows:

(a)    Hotel and Gaming Resorts. The Company shall own and operate one or more hotel-casino resort projects in the MSAR pursuant to the terms of the Concession Contract and the Gaming Laws of the MSAR.

(b)    Related Activities. In addition to the activities described in Sections 2.2(a), the Company may engage in activities related to the activities described in No. 2 of Article 2 of the Articles.

(c)    Other Activities. In addition to the matters described above, the Company may engage in the conduct of (i) the purchase, construction or development of additional hotel-casino resort projects in the MSAR, (ii) any activities related to Sections 2.2(a), 2.2(b) and 2.2(c)(i), to the extent permitted by the laws of the MSAR or authorized by any relevant governmental authorities of the MSAR, and (iii) such other businesses as the Board may decide to undertake from time to time, whether or not associated with the foregoing, to the extent permitted by the laws of the MSAR or authorized by any relevant governmental authorities of the MSAR.

2.3    Composition of the Board.

Subject to the terms of this Agreement, the Company shall be managed by the Board. The Shareholders shall elect the members of the Board. The Board shall appoint one (1) of its members to serve as Chairman of the Board. The Chairman of the Board shall nominate, and the Board shall elect, the Executive Director. The members of the Board have agreed, and the MSAR Government has approved, that Stephen A. Wynn shall serve as the Chairman of the Board of Directors and Chen may serve as the Executive Director.

2.4    Meetings of the Board.

Meetings of the Board may be called at any time by the Chairman at such locations and at such times as the Chairman shall designate. Meetings of the Board may be held in person or by any other means permitted by law. The presence in person or by proxy of at least two (2) Directors shall be required to constitute a quorum for any meeting of the Board. Decisions of the Board shall be made by majority vote of the Directors present, in person or by proxy, at any duly constituted meeting of the Board at which a quorum is present. The Chairman of the Board shall have an additional casting or tie‑breaking vote in the event of a deadlock in votes of the Directors.

2.5    The Executive Director.

To the extent required by the laws of the MSAR, the Company shall at all times have one (1) Director who is a permanent resident of the MSAR and who shall be designated as the Executive Director of the Company in accordance with the rules set forth in Article 19 of MSAR Law No. 16/2001 (the “Executive Director”). The Executive Director shall (a) be a Director designated by the Shareholders to serve as the Executive Director of the Company, (b) participate as a member of the Board, (c) be appointed by, and serve at the pleasure of, the Board, (d) report to and be subject to the direction of the Board and (e) be delegated such management authority as the Board shall from time to time grant to the Executive Director, in writing, subject always to Article 466.3 of the Macau Commercial Code, and the Executive Director’s authority shall not exceed the authority so delegated. The current role and duties of the Executive Director are set forth in Article 16.4 of the Articles and on Exhibit A. The Directors have designated Chen to serve as the Executive Director for the time being.

2.6    Meetings of the Shareholders.

Meetings of the Shareholders may be called at any time by any Shareholder, upon at least fifteen (15) days’ Notice to all Shareholders. The Shareholders shall ensure that such meetings are held at least once each year at such locations and at such times as the Chairman of the Board shall designate. Meetings of the Shareholders may be held in person or by any other means permitted by law. The presence, in person or by proxy, of the holders of at least Seventy‑Five Percent (75%) of the total number of Shares or their designated representatives shall be required to constitute a quorum for any meeting of the Shareholders. If no quorum is present at a Shareholders’ meeting called by a Shareholder, a second Shareholders’ meeting shall be called fifteen (15) days after the first Shareholders’ meeting. Decisions of the Shareholders shall be made by majority vote of the Shares by the holders of such Shares or their designated representatives present, in person or by proxy, at a duly constituted Shareholders’ meeting at which a quorum is present.

ARTICLE 3
SHARES

3.1    Capital of the Company.

The entire registered capital of the Company consists solely of Two Hundred Million One Hundred Thousand Macau Patacas (MOP200,100,000) divided into Two Hundred Thousand One Hundred (200,100) Shares of One Thousand Macau Patacas (MOP1,000) par value each. There are Twenty Thousand Ten (20,010) Class A Shares, One Hundred Two Thousand Fifty‑One (102,051) Class B Shares, and Seventy‑Eight Thousand Thirty‑Nine (78,039) Class C Shares. Each Share entitles the holder thereof to identical voting and social rights (subject always to Section 2.3) in the Company. All of the Shares are duly authorized, validly issued, outstanding, and owned legally and beneficially by the Shareholders in the proportions set forth in Sections 3.2 to 3.4, and are free and clear of any lien, mortgage, other interest or encumbrance, or restriction on the right of Transfer thereof, except as provided in this Agreement, the Option Agreement and financings as approved by the Board. There are no Shares held in the treasury of the Company. Except as provided in this Agreement, there are no outstanding warrants, options, contracts, calls, convertible securities or other rights of any kind with regard to authorized, but unissued, or issued but not outstanding, Shares or other securities of the Company of any kind. Except as provided in this Agreement, the Company has no right or obligation to purchase or redeem any Shares or other securities of the Company of any kind.

3.2    Class A Shares.

The Class A Shares, in the aggregate, represent Ten Percent (10%) of the authorized social rights and voting power of the Company. The holder of the Class A Shares is entitled to a preferential annual dividend in an amount in the aggregate of up to One Macau Pataca (MOP1) (the “Class A Annual Dividend”) and a preferential distribution in the event of the liquidation of the Company or amortization of the Class A Shares in an amount in the aggregate of up to One Macau Pataca (MOP1) (the “Class A Capital Distribution”), and shall be entitled to no other dividends, distributions, capital, liquidation proceeds, return of par value or other emoluments of any type from the Company. All other rights to dividends and other distributions from the Company shall accrue to, and be vested in, the Class B Shares and the Class C Shares. The Class A Shares shall have no obligation to contribute capital to the Company and in the event that any return of dividend, distribution, capital, liquidation proceeds, par value or emolument of any type other than the Class A Annual Dividend or the Class A Capital Distribution shall ever be received by the holder of the Class A Shares, such holder shall immediately transfer such dividend, distribution, capital, liquidation proceeds, par value or emolument to the holders of the issued and outstanding Class C Shares, in proportion to their ownership thereof. To the extent required by the laws of the MSAR, the holder of the Class A Shares shall at all times be a permanent resident of the MSAR and shall serve as the Company’s Executive Director. Chen currently owns all Twenty Thousand Ten (20,010) of the authorized, issued, and outstanding Class A Shares.

3.3    Class B Shares.

The Class B Shares, in the aggregate, represent Fifty‑One Percent (51%) of (a) the authorized voting power of the Company, and (b) the rights to receive dividends and other distributions from, and capital of, the Company, after payment of the Class A Annual Dividend and the Class A Capital Distribution in respect of Class A Shares. Wynn Hong Kong currently owns all One Hundred Two Thousand Fifty‑One (102,051) of the authorized, issued and outstanding Class B Shares.

3.4    Class C Shares.

The Class C Shares, in the aggregate, represent (a) Thirty‑Nine Percent (39%) of the authorized voting power of the Company, and (b) Forty‑Nine Percent (49%) of the rights to receive dividends and other distributions from, and capital of, the Company, after payment of the Class A Annual Dividend and the Class A Capital Distribution in respect of Class A Shares. The holders of the Class C Shares, in proportion to their ownership thereof, shall be entitled to receive any dividends, distributions, capital, liquidation proceeds, par value or other emoluments that may at any time be paid to or received by the holders of the Class A Shares, except the Class A Annual Dividends and the Class A Capital Distribution. Wynn International currently owns all Seventy‑Eight Thousand Thirty‑Nine (78,039) of the authorized, issued and outstanding Class C Shares.

ARTICLE 4

[not used]

ARTICLE 5
TRANSFERS OF SHARES

5.1    Restrictions on Transfer of Class A Shares.

The holder of the Class A Shares shall not be able to, directly or indirectly, sell, assign, give, bequeath, transfer, pledge, or encumber (a “Transfer”) any direct or indirect interest in any Class A Shares, or any portion of them, except as set forth in this Article 5. Any attempted or purported Transfer in violation of this Article 5 shall not be recognized by the Company, shall be void, and will produce no effect towards the non‑Transferring Shareholders, the Company, or any purported Transferee.

5.2    Purchase of Class A Shares.

(a)    Purchase. Wynn International holds an option to purchase or designate a Person to purchase all the Class A Shares and any other shares or equity interests in the Company held by Chen at any time pursuant to the terms and subject to the conditions of the Option Agreement. In addition, unless Wynn International exercises such option, in the event of (i) the Executive Director’s (A) death, legal disability, retirement, removal or resignation from the office of Executive Director, (B) failure to remain a permanent resident of the MSAR, (C) revocation of appointment to serve in the capacity of Executive Director, or (D) other failure to serve in the capacity of Executive Director, (ii) the occurrence of an Event of Default by or with respect to the Executive Director, (iii) the determination by any Gaming Authority or the Company or any of its Affiliates that (A) the Executive Director is unsuitable to continue to serve in the capacity of Executive Director of the Company, or (B) a Gaming Problem exists or may exist, or (iv) the determination by any Securities Authority or the Company or any of its Affiliates that (A) the Executive Director is unsuitable to continue to serve in the capacity of Executive Director of the Company, or (B) a Securities Problem exists or may exist, then the Company shall have the right (but not the obligation) to redeem, purchase, or appoint a Person to purchase all of the Class A Shares in the manner prescribed in Section 5.2(c). Neither the outgoing Executive Director nor such Person’s estate, personal representative or successor in interest shall have any further rights as the owner of the Class A Shares from and after (I) the date of the exercise by Wynn International or its designee of the right to purchase the Class A Shares pursuant to the Option Agreement, or (II) the date of exercise by the Company or its designee of the option to purchase the Class A Shares. The purchase of Class A Shares is subject to prior MSAR Government approval in accordance with the Concession Contract and such Class A Shares shall at all times be held by a Person who satisfies the requirements of the Gaming Laws.

(b)    Price. The price to be paid by Wynn International or its designee for all of the Class A Shares is prescribed in the Option Agreement. The price to be paid by the Company or its designee for all of the Class A Shares in the event of a purchase of the Class A Shares upon the occurrence of an event described in Section 5.2(a) shall be One Macau Pataca (MOP1).

(c)    Manner of Purchase. The purchase of the Class A Shares described in Section 5.2(a) shall be effected (i) by Wynn International or its designee in the manner prescribed in the Option Agreement, or (ii) by the Company or its designee giving Notice to the outgoing Executive Director or such Person’s estate after the occurrence of an event described in Section 5.2(a), specifying the place, date, and time at which payment shall be made to the outgoing Executive Director or such Person’s estate, personal representative or successor in interest, as the case may be, for the Class A Shares. On that date, and at that place and time, Wynn International, the Company or the relevant designee, who shall be designated as the replacement Executive Director, shall deliver the purchase price for the Class A Shares, determined in the manner provided in Section 5.2(b), to the outgoing Executive Director or such Person’s estate, personal representative or successor in interest, as the case may be, in cash or by registered or certified check, and all of the Class A Shares, together with all stock powers and other signed documents deemed by Wynn International, the Company or the relevant designee, as the case may be, to be necessary to transfer the Class A Shares, shall be delivered to Wynn International, the Company or the relevant designee, as the case may be, by the outgoing Executive Director or such Person’s estate, personal representative or successor in interest.

(d)    Purchase Price Full Payment for Class A Shares. Payment of the purchase price for the Class A Shares pursuant to the Option Agreement or Sections 5.2(b) and 5.2(c) shall be in full payment for the Class A Shares and in lieu of any other payment to the outgoing Executive Director or such Person’s estate, personal representative, or successor in interest, as the case may be, of any kind.

(e)    Other Manner of Purchase or Transfer of Class A Shares. The purchase or transfer of the Class A Shares may also be effected in such other manner and on such other terms as the Parties shall expressly agree in writing.

5.3    Legends on Share Certificates; Safekeeping of Share Certificates.

All certificates representing Shares or other direct or indirect interests in the Company or any Affiliate of the Company shall be kept under the control of the Chairman or his designee. Each certificate representing the Shares or any other direct or indirect interest in the

Company, now or hereafter held by the Shareholders or their respective Affiliates shall be stamped with certain legends required by the laws of the MSAR and a legend in substantially the following form:

“The transfer and encumbrance of, and rights in, the shares represented by this certificate are restricted under (a) the terms of a Shareholders’ Agreement, as amended from time to time, a copy of which is on file at the office of Wynn Resorts (Macau) S.A., and (b) rules of the gaming and securities authorities of various jurisdictions.”

ARTICLE 6
REPRESENTATIONS, WARRANTIES, AND COVENANTS

6.1    Representations and Warranties of the Shareholders.

Each of the Shareholders hereby represents and warrants to the other Parties that:

(a)    Company Shareholders. Each of the Shareholders that is a company (i) is a private company limited by shares duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) possesses full beneficial ownership of all legal and economic rights associated with the Class B Shares or Class C Shares, as the case may be, held in its name, (iii) does not act as a nominee or representative for any Person in respect of any interest in such Class B Shares or Class C Shares, as the case may be, and (iv) has made all required disclosures to all relevant Gaming Authorities.

(b)    Chen. Chen (i) is an individual who is a citizen and permanent resident of the MSAR, (ii) possesses full beneficial ownership of all legal and economic rights associated with the Class A Shares, (iii) does not act as a nominee or representative for any Person in respect of any interest in the Class A Shares, and (iv) has made all required disclosures to all relevant Gaming Authorities.

(c)    Power and Authority. Such Shareholder has all requisite power and authority, corporate or otherwise, to carry on such Shareholder’s business as contemplated by this Agreement.

(d)    Authorization of Agreement. Such Shareholder has all requisite power and authority, corporate or otherwise, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement (i) has been duly executed by such Shareholder and delivered to the other Parties, (ii) has been effectively authorized by all necessary action, corporate or otherwise, of such Shareholder, and (iii) constitutes a legal, valid, and binding obligation of such Shareholder.

(e)    No Breach of Other Instruments. None of the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby or the fulfillment by such Shareholder of each of the terms and conditions hereof shall violate or conflict with, result in a breach of any of the terms or conditions of, constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the forfeiture of any right of such Shareholder under, or create any lien, security interest, charge or encumbrance on any of such Shareholder’s properties pursuant to any material agreement, indenture, mortgage, bond, deed of trust, promissory note, lease, franchise, permit, license, registration, qualification or other obligation or instrument to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets is bound or affected, pursuant to the terms, conditions and provisions of (i) any such agreement or instrument, (ii) any law, rule or regulation applicable to such Shareholder, (iii) any order, writ, injunction, decree or judgment of any court, governmental body or arbitrator by which such Shareholder is bound, or (iv) its Charter Documents.

(f)    Foreign Corrupt Practices Act; Anti-Corruption Laws. Such Shareholder has not taken any action that is in violation of the United States Foreign Corrupt Practices Act of 1977 (as amended from time to time, the “FCPA”) or any other anti-corruption law in any applicable jurisdiction, and without limiting the foregoing, such Shareholder has not paid, offered or promised to pay, or authorized the payment, directly or indirectly, of anything of value to any Person employed or acting for or on behalf of any government official or employee or any political party or candidate for political office, for the purpose of inducing or rewarding any favorable action in any manner.

6.2    Representations and Warranties of the Company.

The Company represents and warrants to the Shareholders that:

(a)    Organization, Good Standing, and Authority. It is a company limited by shares duly organized, validly existing and in good standing under the laws of the MSAR. The Company has the corporate power and authority to own and use its properties and to carry on all business contemplated by this Agreement.

(b)    Capitalization of the Company. Its entire registered, authorized and outstanding capital is as described in Article 3.

(c)    Authorization of Agreement. It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement (i) has been duly executed and delivered to the Shareholders by the Company, (ii) has been effectively authorized by all necessary action, corporate or otherwise, of the Company, and (iii) constitutes a legal, valid and binding obligation of the Company.

(d)    No Breach of Other Instruments. None of the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby or the fulfillment by the Company of each of the terms and conditions hereof shall violate or conflict with, result in a breach of any of the terms or conditions of, constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the forfeiture of any right of the Company under, or create any lien, security interest, charge or encumbrance on any of the properties of the Company pursuant to any material agreement, indenture, mortgage, bond, deed of trust, promissory note, lease, franchise, permit, license, registration, qualification or other obligation or instrument to which the Company is a party or by which the Company or any of the properties or assets of the Company is bound or affected, pursuant to the terms, conditions and provisions of (i) any such agreement or instrument, (ii) any law, rule, or regulation applicable to the Company, (iii) any order, writ, injunction, decree or judgment of any court, governmental body or arbitrator by which the Company is bound, or (iv) the Charter Documents of the Company.

6.3    Covenants of Chen.

Chen hereby covenants and agrees that Chen shall:

(a)    take no action and shall direct no Person to take any action that violates or could violate the FCPA or any other anti-corruption laws, any Gaming Laws or any Securities Laws;

(b)    retain full beneficial ownership of all legal and economic rights associated with Chen’s interest in the Company;

(c)    make all disclosures required of Chen to all relevant Gaming Authorities and Securities Authorities and cooperate with Wynn International and its Affiliates to make any disclosures required of them to any relevant Gaming Authority or Securities Authority;

(d)    faithfully observe the restrictions on Transfers of interests in or portions of Class A Shares set forth in Article 5; and

(e)    perform all obligations required of Chen under this Agreement.

Chen shall provide a sworn and notarized declaration of the matters contained in Section 6.1 and this Section 6.3 in the form attached hereto as Exhibit C.

ARTICLE 7
TERM AND TERMINATION

7.1    Term.

This Agreement will continue in effect for so long as Wynn International, Wynn Hong Kong or any of their respective Affiliates, or Chen owns any of the Shares, unless it is earlier terminated pursuant to the terms of this Agreement; provided, however, that notwithstanding the termination of the Company under the laws of the MSAR, this Agreement shall continue in effect as a contract among the Shareholders with respect to such provisions as impose a continuing obligation upon any of them; and provided further that a Party that has sold or transferred its (or hers or his) Shares in compliance with the terms of this Agreement shall no longer be bound by the terms of this Agreement, except as to the obligations that are intended to continue to apply to such Party.

7.2    Events of Default.

The occurrence and continuation of any of the following events or circumstances by or with respect to any holder of Class A Shares shall constitute an Event of Default by such Shareholder:

(a)    The liquidation, bankruptcy, dissolution, or appointment of an administrator for such Shareholder;

(b)    Any failure by such Shareholder to cure its material breach of any material provision of this Agreement within thirty (30) days following Notice from the Company of such breach;

(c)    The commission by such Shareholder of any act of fraud or embezzlement or any other intentional misconduct that may adversely affect the business or affairs of the Company, Wynn International or any of their respective Affiliates;

(d)    The existence or occurrence of any Gaming Problem or Securities Problem, or any violation of the FCPA or any other anti-corruption laws, by or with respect to Chen; or

(e)    The Transfer or attempted Transfer by such Shareholder of any Class A Shares, except in accordance with Article 5 and as authorized by the MSAR Government.

7.3    Remedies Upon Events of Default.

If an Event of Default described in Section 7.2 has occurred and is continuing, the Company or any Person designated by the Company shall have the right (but not the obligation) to redeem or purchase all Class A Shares owned by the Shareholder to which the Event of Default relates (the “Defaulting Shareholder”) at an aggregate price equal to One Macau Pataca (MOP1) (the “Default Price”). The exercise by the Company of a right to redeem or purchase Class A Shares pursuant to this Section 7.3 imposes no obligation on the Company to redeem or purchase any Shares and will not alter any other rights to which the Company or the other Shareholders may be entitled at law or in equity, including, without limitation, any personal liability of any Party.

7.4    Manner of Exercise.

The Company may exercise the option under Section 7.3 by Notice to the Defaulting Shareholder stating that all or part of the Shares directly or indirectly owned by such Defaulting Shareholder are being redeemed or purchased and specifying the Event of Default giving rise to the option.

7.5    Closing.

The closing of any redemption, purchase or sale made pursuant to Sections 7.3 and 7.4 shall be held at a date, time and place specified by the Company.

7.6    Enforcement of Rights.

Any Transferring Shareholder or any other Shareholder against whom the Company is contemplating exercising some right or option or pursuing some remedy under this Agreement, hereby covenants and agrees that such Shareholder, as a Shareholder and, subject to any fiduciary duties as a Director, officer or manager of the Company, shall vote the same way as the majority of the other Shareholders or directors, shareholders, officers or managers (as the case may be) in all matters relating to the exercise of such right or option or the pursuit of such remedy.

ARTICLE 8
INDEMNIFICATION

8.1    Indemnification by the Shareholders.

Each Shareholder hereby indemnifies the Company and holds the Company harmless in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses of investigating or defending any actions, claims or legal proceedings or threatened actions, claims or legal proceedings, and any taxes or other governmental charges payable in respect of any indemnification payments hereunder) incurred by the Company, together with interest on cash disbursements in connection therewith at the Reference Rate from the date such cash disbursements were made by the Company until paid by the Shareholder, in connection with the misrepresentation or breach of any representation, warranty, covenant, agreement or obligation of the Shareholder contained in this Agreement or any other instrument contemplated by this Agreement.

8.2    Indemnification by the Company.

The Company hereby indemnifies the Shareholders and holds the Shareholders and their respective Affiliates harmless in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses of investigating or defending any actions, claims or legal proceedings or threatened actions, claims or legal proceedings and any taxes or other governmental charges payable in respect of any indemnification payments hereunder) incurred by the Shareholders or their respective Affiliates, together with interest on cash disbursements in connection therewith at the Reference Rate from the date that such cash disbursements were made by the Shareholders or their respective Affiliates until paid by the Company, in connection with the misrepresentation or breach of any representation, warranty, covenant, agreement or obligation of the Company contained in this Agreement or any other instrument contemplated by this Agreement,

8.3    Claims for Indemnification.

Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly give Notice to the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any action, claim or legal proceedings by a Person who is not a Party, the Notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

8.4    Defense by Indemnifying Party.

In connection with any claim giving rise to indemnification hereunder resulting from or arising out of any action, claim or legal proceeding by a Person who is not a Party, if the Indemnifying Party is the Company or is the holder of the Class B Shares or the Class A Shares, then such Indemnifying Party at its sole cost and expense may, upon Notice to the Indemnified Party, assume the defense of any such action, claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligation to indemnify the Indemnified Party pursuant to this Agreement in respect of such action, claim or legal proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, claim or legal proceeding with its own counsel and at its own expense. If the Indemnifying Party so assumes the defense of any such action, claim or legal proceeding, the Indemnifying Party shall select counsel to conduct the defense of such action, claim or legal proceeding, at its sole cost and expense. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such action, claim or legal proceeding without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnified Party. If the Indemnifying Party is permitted to but does not assume the defense of any such action, claim or legal proceeding as aforesaid, (a) the Indemnified Party may defend against such action, claim or legal proceeding, in such manner as it may deem appropriate, including, without limitation, settling such action, claim or legal proceeding, after giving Notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, claim or legal proceeding with its own counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third Person’s action, claim or legal proceeding or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such action, claim or legal Proceeding in a reasonably prudent manner.

8.5    Manner of Indemnification.

All indemnification provided hereunder shall be effected, at the sole option of the Indemnified Party (a) out of a holdback or set‑off against any payment of any amount of any type payable to the Indemnifying Party or any of its Affiliates by the Indemnified Party or any of its Affiliates, (b) by (i) the payment of cash in United States Dollars, (ii) delivery of a certified or official bank check in United States Dollars, or (iii) a wire or telegraphic transfer of funds in United States Dollars, in each case by the Indemnifying Party.

ARTICLE 9

[not used]

ARTICLE 10
MISCELLANEOUS

10.1    Notices.

All notices, demands, and other communications required or permitted under this Agreement (each, a ”Notice”) shall be in writing and, at the option of the notifying Party, shall be either (a) personally delivered, (b) transmitted by certified or registered mail or reputable international courier, postage prepaid, return receipt requested, or (c) transmitted by telefax, answerback requested, to the appropriate Party, as follows:

To the Company:    Wynn Resorts (Macau) S.A.
Rua Cidade de Sintra
Nape
Macau
Attn: Chief Financial Officer
Telefax: +853 2888 9966 / +853 2832 9966

To Wynn Hong Kong:    Wynn Resorts (Macau), Limited
21/F, Edinburgh Tower,
The Landmark
15 Queen's Road Central
Hong Kong
Attn: Ms. Betty Ho (Sekots Secretarial Services Limited)
Telefax: +852 2289 6709 / +852 2810 9888

To Wynn International:    Wynn Resorts International, Ltd.
First Floor, Millennium House
Victoria Road
Douglas
Isle of Man IM2 4RW
Attn: ILS Secretaries Limited, Company Secretary of Wynn Resorts International, Ltd.
Telefax: +44 1624 682 500 / +44 1624 682 555

In the case of notices to
the Company, Wynn Hong Kong
and Wynn International,
with copies to:     Wynn Resorts (Macau) S.A.
Rua Cidade de Sintra
Nape
Macau
Attn: Legal Department of Wynn Resorts (Macau) S.A.
Telefax: +853 2888 9966 / +853 2832 9966

To Chen:    Ms. Chen Chih Ling Linda
Estrada De Pac OnS/NM-10,
EDF. Moradias 10 (Island Park), R/C M-10,
Taipa
Macau

The effective date of any Notice will be deemed to be (i) the date of receipt, if delivered personally, (ii) the date seven (7) Business Days after posting, if mailed or sent by courier, or (iii) twelve (12) hours after transmission by telefax with confirmed answerback. The address of any Person set forth above may be changed at any time and from time to time by such Person by Notice given pursuant to this Section 10.1.

10.2    Assignment.

Except as expressly provided in this Agreement, none of the Parties has any right to Transfer any of the rights, duties or obligations granted by or imposed in this Agreement. Any purported Transfer by any Party of any of the rights, duties or obligations granted by or imposed in this Agreement shall be void and without effect.

10.3    Successors and Permitted Transferees.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted Transferees; provided, however, that this provision shall not be deemed to authorize the Transfer of any Shares or any interest therein or portion thereof, which may be accomplished only as expressly permitted pursuant to this Agreement.

10.4    Governing Law.

This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the internal laws and not the laws pertaining to choice or conflicts of laws, of the MSAR. The Parties hereby submit to the exclusive jurisdiction of the courts of the MSAR in all actions relating to the construction, interpretation, or enforcement of this Agreement and all rights and obligations relating hereto.

10.5    Modifications, Amendments, and Waivers.

No modification, amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party to be charged. No failure by any Party to (a) object to or act upon any breach by any other Party of any provision of this Agreement, (b) insist upon strict performance of any of the terms or provisions of this Agreement, or (c) exercise any option, right or remedy provided for in this Agreement shall operate or be construed (except as expressly provided in this Agreement) as a waiver or as a relinquishment for the future of the same or any other term, provision, option, right or remedy provided for in this Agreement. The provisions of this Section 10.5 may not be modified, amended or waived except in accordance with this Section 10.5.

10.6    Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations between the Parties. This Agreement is not intended for the benefit of non‑Party creditors and no rights are granted to non‑Party creditors under this Agreement.

10.7    Time of Essence.

The time and exactitude of the performance of each of the terms, obligations, covenants and conditions of this Agreement are hereby declared and acknowledged by the Parties to be of the essence.

10.8    Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid, legal and effective and to achieve the intent of the Parties to the fullest extent possible and shall be enforced to the fullest extent permitted by law. Any term or provision of this Agreement, or the application thereof to any Party or circumstances, that is determined to any extent or for any reason to be invalid, illegal or unenforceable in any jurisdiction, shall as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction or in any other circumstances.

10.9    Survival.

The provisions of Articles 5, 6, 7, 8 and 10 and all obligations to make or complete any payments due at the time of or as a result of any termination of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement (including the termination of this Agreement as to a Party hereto), the dissolution of any of the Parties, the cessation of the carrying on of the business by any of the Parties, and any investigation at any time made by or on behalf of any Party, and shall expire only upon the expiration of the applicable statute of limitations, if any.

10.10    Specific Performance.

The Parties agree that it is impossible to measure in money the damages that would accrue to a Party by reason of a failure of the other to perform any of its obligations under this Agreement. Therefore, if any Party shall institute any action, claim or legal proceeding to enforce the provisions of this Agreement, any Party against whom such action, claim or legal proceeding is brought hereby waives the claim or defense that such Party has an adequate remedy at law and this Agreement may be enforced by injunction or other equitable relief ordered by any court of competent jurisdiction.

10.11    Entire Agreement.

This Agreement, including the Exhibits attached hereto and incorporated herein, constitutes the entire agreement among the Parties relating to the matters contained in and covered by this Agreement and, except as expressly provided herein, supersedes all prior oral and written and all contemporaneous oral agreements, arrangements, negotiations, commitments, statements, writings, understandings and undertakings among the Parties with respect thereto.

10.12    Counterparts.

This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together constitute one (1) and the same instrument.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on the Effective Date.

For an on behalf of WYNN RESORTS (MACAU) S.A., a Macau company

By:    /s/ Jason M. Schall
Jason M. Schall
Authorized Signatory

For an on behalf of WYNN RESORTS (MACAU), LIMITED, a Hong Kong company

By:    /s/ Jason M. Schall
Jason M. Schall
Authorized Signatory

For and on behalf of WYNN RESORTS INTERNATIONAL, LTD., an Isle of Man company

By:    /s/ Jason M. Schall

Jason M. Schall
Authorized Attorney

CHEN CHIH LING LINDA

/s/ Chen Chih Ling Linda
CHEN CHIH LING LINDA, an individual